Exhibit 99.1

Inari Medical Reports Third Quarter 2020 Financial Results

IRVINE, CALIFORNIA – November 12, 2020 (GLOBE NEWSWIRE) -- Inari Medical, Inc. (NASDAQ: NARI) (“Inari”), a commercial-stage medical device company focused on developing products to treat and transform the lives of patients suffering from venous diseases, today reported financial results for its third quarter ended September 30, 2020.

Third Quarter Highlights:

•	Record procedure volume in Q3, treated over 3,700 patients
•	Reported revenue of $38.7 million in the third quarter of 2020, a 172% increase over the same quarter last year and 52% sequentially compared to Q2
•	Presented the first 230 patients from our FLASH database as a late breaking clinical trial at TCT
•	Ended the quarter with $168.0M in cash and equivalents

“In the third quarter we made significant progress in our mission to treat and transform the lives of  patients with venous disease,” said Bill Hoffman, Chief Executive Officer of Inari Medical.  “We presented ground-breaking FLASH data at TCT, expanded our Clot Warrior Academy training and education series, introduced meaningful new technology and aggressively expanded our commercial footprint.  Most importantly, we treated a record number of patients.  We are pleased that our team has responded so effectively to the challenges created by the pandemic, and we are grateful that our hospital customers and physicians have also adapted and established a constructive operating environment for patient treatments.  In these uncertain times, we remain thankful for the opportunity and privilege to serve our patients.”

Third Quarter 2020 Financial Results

Revenue was $38.7 million for the third quarter of 2020, compared to $25.4 million for the prior quarter and $14.2 million for the third quarter of 2019.  The increase from last year was driven by continued US commercial expansion and increased product adoption.

Gross profit for the third quarter of 2020 was $35.5 million compared to $12.7 million for the third quarter of 2019.  Gross margin increased slightly to 91.7% for the third quarter of 2020, compared with 89.4% in the same quarter last year.

Operating expenses were $28.3 million for the third quarter of 2020, compared with $11.8 million in the same quarter last year. The increase was driven primarily by personnel-related expenses to fund expansion of the commercial, research and development, clinical and support organizations, as well as expenses related to being a public company.

Net income was $6.5 million for the third quarter of 2020 and net income per share was $0.13 on a weighted-average basic share count of 48.3 million and $0.12 on a diluted share count of 55.4 million, compared to net income of $0.4 million and an income per share of $0.06 on a weighted-average basic share count of 6.0 million and $0.01 on a diluted share count of 43.9 million in the same period of the prior year.

Cash and cash equivalents were $168.0 million as of September 30, 2020, which reflects a $30.3 million payoff of our long-term debt during the third quarter of 2020.

Outlook and COVID-19

Due to uncertainty surrounding the COVID-19 pandemic, Inari Medical will not provide financial guidance for the remainder of 2020 at this time.

Webcast and Conference Call Information
Inari Medical will host a conference call to discuss the third quarter financial results after market close on Thursday, November 12, 2020 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. The conference call can be accessed live over the phone (833) 519-1265 for U.S. callers or (914) 800-3838 for international callers, using conference ID: 6551049. The live webinar can be accessed at https://ir.inarimedical.com.

About Inari Medical, Inc.

Inari Medical, Inc. is a commercial-stage medical device company focused on developing products to treat and transform the lives of patients suffering from venous diseases.

Inari is focused on treating venous thromboembolism and improving the quality of life of patients suffering from this disease by safely and effectively removing blood clots. Inari has developed two minimally invasive, novel catheter-based mechanical thrombectomy devices that are designed to remove large clots from large vessels and eliminate the need for thrombolytic drugs. The ClotTriever system is 510(k)-cleared by the FDA for the treatment of deep vein thrombosis. The FlowTriever system is 510(k)-cleared by the FDA for the treatment of pulmonary embolism.

Forward Looking Statements

Statements in this press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include assumptions about the impact of COVID-19, and are based on Inari’s current expectations, forecasts and assumptions, are subject to inherent uncertainties, risks and assumptions that are difficult to predict and actual outcomes and results could differ materially due to a number of factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Quarterly Report on Form 10-Q for the period ended September 30, 2020 and in its other reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are based on information available to Inari as of the date hereof and are made only as of the date of this release. Inari undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Inari’s views as of any date subsequent to the date of this press release. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Inari.

Investor Contact:

Westwicke Partners

Caroline Corner

Phone +1-415-202-5678

caroline.corner@westwicke.com

Inari Medical, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$38,715	$14,225	$91,059	$31,242
Cost of goods sold	3,228	1,510	9,420	3,772
Gross profit	35,487	12,715	81,639	27,470
Operating expenses
Research and development	5,217	1,722	11,863	4,511
Selling, general and administrative	23,080	10,100	58,353	23,328
Total operating expenses	28,297	11,822	70,216	27,839
Income (loss) from operations	7,190	893	11,423	(369)
Other income (expense)
Interest income	208	19	409	66
Interest expense	(251)	(226)	(1,060)	(682)
Change in fair value of warrant liabilities	—	(320)	(3,317)	(562)
Other expenses	(651)	—	(651)	—
Total other expenses	(694)	(527)	(4,619)	(1,178)
Net income (loss) and comprehensive income (loss)	$6,496	$366	$6,804	$(1,547)
Net income (loss) per share
Basic	$0.13	$0.06	$0.26	$(0.27)
Diluted	$0.12	$0.01	$0.14	$(0.27)
Weighted average common shares used to compute net income (loss) per share,
Basic	48,335,443	5,962,665	26,423,681	5,773,263
Diluted	55,355,846	43,911,252	49,940,409	5,773,263

Inari Medical, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$167,988	$23,639
Restricted cash	50	50
Accounts receivable, net	20,837	11,302
Inventories, net	7,195	3,953
Prepaid expenses and other current assets	3,391	464
Total current assets	199,461	39,408
Property and equipment, net	5,476	3,331
Restricted cash	338	338
Deposits and other assets	536	1,469
Total assets	$205,811	$44,546
Liabilities, Mezzanine Equity and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$3,533	$2,549
Payroll-related accruals	8,596	5,225
Accrued expenses and other current liabilities	2,198	1,096
Total current liabilities	14,327	8,870
Notes payable, net	—	19,481
Warrant liabilities	—	1,169
Total liabilities	14,327	29,520
Commitments and contingencies (Note 6)
Mezzanine equity
Redeemable convertible preferred stock, par value $0.001, no shares authorized, issued, and outstanding as of September 30, 2020; 32,225,227 shares authorized, 31,968,570 shares issued and outstanding as of December 31, 2019; aggregate liquidation preference of zero as of September 30, 2020 and $54,415 as of December 31, 2019	—	54,170
Stockholders' equity (deficit)
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of September 30, 2020; no shares authorized, issued, and outstanding as of December 31, 2019	—	—
Common stock, $0.001 par value, 300,000,000 and 49,019,607 shares authorized as of September 30, 2020 and December 31, 2019, respectively; 48,658,271 and 6,720,767 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	49	7
Additional paid in capital	225,843	2,061
Accumulated deficit	(34,408)	(41,212)
Total stockholders' equity (deficit)	191,484	(39,144)
Total liabilities, mezzanine equity and stockholders' equity (deficit)	$205,811	$44,546